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    OPTIMUMBANK HOLDINGS, INC.

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December 21, 2010

Re: OptimumBank Holdings, Inc. – Summary of Events since our Last Annual Meeting

Dear Shareholder:

Before the year comes to an end, the Board of Directors and I want to provide you with a summary of events since our last annual meeting.

As you may know, it became apparent late last year the severe downturn in the real estate market that negatively impacted many financial institutions throughout the country had also affected our Bank.

In particular, the Bank’s commercial real estate, development and construction loan portfolio significantly deteriorated since the beginning of 2009. Values of commercial and residential real estate declined, and the Bank was compelled to mark its problem loans to market resulting in substantial increases to the provision for loan losses. The increase in the Bank’s nonperforming loans, depressed earnings and reduced capital ratios caused us to take immediate action to improve the Bank’s overall financial condition.

First, by mutual agreement, the Company’s Chairman and CEO, Albert J Finch agreed to retire. I was concurrently elected Chairman of the Board and acting CEO.

To improve the situation and help stabilize the Bank, we hired a well known bank consulting firm Fin-Pro of New Jersey to assist the Board in developing a new Business Plan and Budget that would be satisfactory to all regulatory agencies.

The Bank has since diligently worked to combat the negative impact of the real estate downturn and improve the Bank’s overall financial condition but, the deterioration of the Bank’s loan portfolio combined with the recent financial results of the Bank and the decline in its capital ratios resulted in regulatory action by the Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation (“OFR”). Accordingly, the Bank, the FDIC and the OFR mutually agreed to enter into a Consent Order, which required the Bank to take certain actions, refrain from taking other actions, strengthen its capital position and improve the performance of the Bank. The order was signed and became effective on April 16, 2010.

The order outlines affirmative steps the Bank must take to strengthen its operating and financial condition. It is important to note that many of these steps have already been implemented, as noted below. The main provisions of the order provide for the following actions:

•	Capital Improvement: The order requires the Bank’s Tier 1 capital ratio and total risk-based capital ratio to be increased to 8% and 12% respectively

•	Risk Reduction Plan: The order requires the Bank to create a written plan to reduce the Bank’s risk in assets that are classified as “substandard.” This plan is already in process.

•	Management Study: The order requires the Bank to hire additional senior and loan executives.

•	Profit Plan and Budget: The order requires the Bank to develop and implement a budget for calendar years 2010 and 2011 and each year thereafter during which the Order is in effect.

•	Liquidity Plan: The order requires the Bank to create and adopt a liquidity plan to enhance its management of liquidity and reduce the Bank’s dependency on interest sensitive liabilities.

•	Allowance for Loan and Lease Losses: The order requires the Bank’s board of directors to review the adequacy of its ALLL and establish a comprehensive policy to determine such adequacy.

In addition the above affirmative steps, the Bank agreed that it would not declare any dividends while the order remained in effect.

The Bank is in the process of complying with all provisions of the order and improving the Bank’s overall condition, including strengthening the Bank’s capital position. The Board and management are aggressively pursuing discussions with prospective equity investors regarding possible transactions to enhance the Bank’s capital.

In that regard, we approved a reverse stock split that was effective in November to maintain our NASDAQ listing and appointed three new independent directors to the Company’s Board.

Given the condition of the economy and the challenges facing the banking industry, finding capital investors is not an easy task. However we have signed an agreement with a local broker/dealer to assist us in raising capital.

Additional capital is a regulatory requirement and will enable us to continue to work on non-performing loans and to grow the Bank and originate new quality loans to make us profitable once again. New capital will allow us to grow safely while maintaining our community bank values. We hope to provide you with our new capital plan shortly for your approval. It will also give you an opportunity to participate in the success of a recapitalized bank.

The situation that we find ourselves in today clearly was not anticipated when OptimumBank Holdings Inc. opened its doors. Looking forward, we feel that only a capital raise will enable us to return to the initial vision of the Company’s founders of developing a true community commercial bank that will be able to grow both in size as well as increase shareholder value.

If you have any question concerning the issues discussed in this letter, please contact me either by telephone at my office 847-256-7600 or email me at sborek@optimumbank.com.

I look forward to seeing you on December 29th.

Sincerely,

Sam Borek

Chairman of the Board